Exhibit 5.1

[LETTERHEAD]

August 28, 2007
The Board of Directors
By Design, Inc.
2519 E. Kentucky Ave
Denver, Colorado 80209

               Re:    Registration Statement on Form SB-2
                        By Design, Inc., common stock,
par value $0.001 per share

Lady and Gentleman:

         We are acting as counsel for By Design, Inc., a Nevada corporation (the"Company"), in connection with the preparation of the Registration Statement on Form SB-2 (the "Registration Statement"), as to which this opinion is a part, filed with the Securities and Exchange Commission (the "Commission") on August 28, 2007 for the registration by certain selling shareholders of 197,100 shares of common stock, $0.001 par value, of the Company (the "Shares").

         In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies of such corporate records and other documents and have satisfied ourselves as to such other matters as we have deemed necessary to enable us to express our opinion hereinafter set forth.

         Based upon the foregoing, it is our opinion that:

         The Shares to be registered as covered by the Registration Statement, when sold in accordance with the terms and conditions set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus included in the Registration Statement.

Very truly yours,

/s/ David Wagner & Associates, P.C.
    DAVID WAGNER & ASSOCIATES, P.C.